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                                                                   EXHIBIT 10.8

[COMSTAR LOGO]                               COLOCATION SERVICE ADDENDUM TO THE
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                                                     NETWORK SERVICES AGREEMENT

This document, when executed by you, is incorporated into the Comstar Network Services Agreement. In the event of any conflict between the terms of this Addendum, and the terms of the Comstar Network Services Agreement, the terms of this Addendum shall control. This Addendum, the Comstar Network Services Agreement, an accepted Sales Quote, and our corporate Acceptable Use Policy represent the entire agreement between us for the Services described in this Addendum.


Accepted By:


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Customer Signature



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Date



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Customer Name



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Title



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Company



LICENSE TO OCCUPY

We grant to you a license to occupy the portion of the Premises depicted in each Colocation Schedule (the "Space"). The Space is accepted "As-Is" by you. You may use the Space only for the purposes of installing, maintaining and operating certain computing, cabling and telecommunications equipment.

You may not use the Space to interconnect with telecommunications services provided to you by third parties, without the express written consent of us. If you should interconnect the Equipment with equipment or services of any entity other than us, without our written consent, you shall be in breach of this Agreement.

This grant of License to you shall in no way limit our right to maintain and operate our facilities in such a manner as will best enable us to fulfill our service requirements.


CHARGES

All fees associated with this Agreement are specified in the attached Colocation Schedule ("Exhibit 1").

MAINTENANCE AND INSPECTIONS.

You shall provide us with 24-hour notification prior to any maintenance, repair, or installation of the Equipment. Routine maintenance by you shall be scheduled during normal business hours of the facility in which you are Colocated unless prior approval is received from the facility manager.


Your employees, agents or contractor(s) shall be permitted to enter or work in the Space only when accompanied by an authorized Comstar employee or agent. Comstar's authorized employee or agent shall have the authority, without subjecting us to any liability, to suspend your work operations in and around the Space, if in the discretion of the said employee or agent, any hazardous conditions arise. The presence of our personnel shall not relieve you of your responsibility to conduct your work operations in a safe and workmanlike manner.

You shall pay a fee of $125.00 per hour, or portion thereof, with a minimum charge of three (3) hours, for each Comstar employee or contractor that is dispatched during non-business hours. This fee shall be subject to change upon thirty (30) days advance written notification to you.

In the event of an emergency, our work shall take precedence over any and all of your operations, and we may rearrange the Equipment without any liability. If you experience an emergency, you shall immediately notify us prior to performing any repair or maintenance necessary to correct the emergency situation.


REMOVAL AND RELOCATION

We shall not arbitrarily or capriciously require you to relocate the Equipment; however, upon ninety (90) days' prior written notice or, in the event of an emergency, such time as may be reasonable, we may require you to relocate the Equipment; provided, however, the site of relocation shall afford comparable environmental conditions for the Equipment, shall be no further than ten (10) air-miles from the original location and comparable accessibility to the Equipment.

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If Equipment causes unacceptable interference to existing or future Comstar circuits or equipment, you may be required to remove or relocate the offending Equipment. The cost of relocating the Equipment and cabling will be your responsibility.

If you cease to use services purchased from us, you shall immediately remove the Equipment in the Space unless agreed upon by both parties as an addendum to this Agreement. If you fail to remove said Equipment following ten-(10) days notice from us, we may, at our option, terminate the License or remove said Equipment. You shall be responsible for all costs and expenses associated with removal and storage of the Equipment.


INSURANCE

You shall obtain and keep in full force and effect at all times for the duration of this Agreement, with a carrier or carriers satisfactory to us, insurance policies of the following kinds and in the following amounts:

(i) Worker's Compensation complying with the law of the State or States of operation, whether or not such coverage is required by law; and Employer's Liability insurance with limits of $500,000 per incident, $500,000 disease policy limit and $500,000 per employee.

(ii) Commercial General Liability insurance with a combined single limit for bodily injury and property damage of $1,000,000 each occurrence and General and Products Liability aggregates of $2,000,000, each covering all your obligations or your operations.

The policy shall include no modifications that reduce the standard coverage provided under a Commercial General Liability Insurance policy form.

You shall furnish us with certificates of such insurance upon request by us. Each policy shall provide that no change or cancellation shall become effective except upon thirty (30) days prior written notice to us of such change or cancellation. In the event of any change or cancellation not acceptable to us, we may demand that you obtain replacement coverage. If you fail to obtain replacement coverage within ten (10) days after such demand by us, you will be in default of this Agreement.

You waive your right, and your underwriters right, of subrogation against us, our officers, directors, agents, and employees thereof, and corporate shareholders and their officers, directors, agents and employees thereof, providing that such waiver in writing, prior to loss does not void or alter coverage.

We, and our affiliates, shall not insure or be responsible for any loss or damage to property of any kind owned or leased by you or your employees, servants and agents. Any policy of insurance covering the property owned or leased by you against loss by physical damage shall provide that the underwriters have given their permission to waive their rights of subrogation against us, our affiliates and their directors, officers and employees, as well as their subsidiaries, including the directors, officers and employees thereof.

If you utilize contractor(s) per this Agreement, then you shall require such contractor(s) to comply with these insurance requirements and supply certificates of insurance upon our request.

INDEMNIFICATION AND LIABILITY.

You shall defend, hold harmless, and indemnify us from all claims, demands, actions, damages, judgements, expenses and costs (including attorney's fees), and liabilities for injury, death on the premises or property damage arising out of your access to or use of the Premises.

We shall not be liable for any damages to the Equipment colocated on our Premises, except to the extent that such damage is caused by gross negligence or intentional acts by us, our agents or employees.

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